AGREEMENT AND PLAN OF REORGANIZATION

The Board of Trustees of Guggenheim Funds Trust (“GFT”), a Delaware statutory trust, and the Board of Trustees of Guggenheim Strategy Funds Trust (“GSFT”), a Delaware statutory trust (each, a “Board” and, together, the “Boards”), deem it advisable that Guggenheim Ultra Short Income ETF, a series of GFT (the “Acquiring Fund”), and Guggenheim Strategy Fund II, a series of GSFT (the “Acquired Fund”), engage in the reorganization described below. Guggenheim Partners Investment Management, LLC, the investment manager to each of the Acquired Fund and the Acquiring Fund, has entered into this agreement solely for purposes of Section 10.2.

This agreement is intended to be and is adopted as a plan of reorganization and liquidation (the “Plan”) within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization and liquidation will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, as provided herein (“Reorganization”), all upon the terms and conditions hereinafter set forth in this Plan.

WHEREAS, the Acquired Fund and the Acquiring Fund (each, a “Fund”) are each a series of an open-end, registered investment management company and the Acquired Fund owns assets that are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Board of GFT has determined, with respect to the Acquiring Fund, that the exchange of all of the assets of the Acquired Fund for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquiring Fund and its shareholders and that the interests of the existing shareholders of the Acquiring Fund, if any, would not be diluted as a result of this transaction; and

WHEREAS, the Board of GSFT has determined, with respect to the Acquired Fund, that the exchange of all of the assets of the Acquired Fund for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquired Fund and its shareholders and that the interests of the existing shareholders of the Acquired Fund would not be diluted as a result of this transaction;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	Transfer of Assets of the Acquired Fund to the Acquiring Fund in Exchange for Acquiring Fund Shares, the Assumption of all of the Acquired Fund’s Liabilities and the Liquidation of the Acquired Fund

1.1  Subject to the requisite approval of the Acquired Fund’s shareholders in accordance with GSFT’s governing documents and any applicable policies and procedures, and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to transfer all of its assets, as set forth in paragraph 1.2, to the Acquiring Fund, and the Acquiring Fund agrees in exchange therefor: (i) to deliver to the Acquired Fund the number of Acquiring Fund Shares having an aggregate net asset value equal to the value of assets of the Acquired Fund transferred hereunder, less (a) the value of the liabilities of the Acquired Fund; and (b) the value of cash to be distributed to applicable Acquired Fund shareholders in lieu of fractional Acquiring Fund Shares; and (ii) to assume all liabilities of the Acquired Fund, as set forth in paragraph 1.3. Such transactions shall take place on the date of the closing provided for in paragraph 3.1 (“Closing Date”).

1.2  The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets and property, including, without limitation, all cash, securities, commodities and futures interests and dividends or interests receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as assets on the books of the Acquired Fund on the Closing Date (collectively, “Assets”), except for assets having a value equal to the sum of the values in (i)(a)-(b) of paragraph 1.1 hereof.

1.3  The Acquired Fund will endeavor to discharge all of its liabilities and obligations prior to the Closing Date. The Acquiring Fund will assume all of the liabilities of the Acquired Fund, whether accrued or contingent, known or unknown, existing at the Valuation Date, as defined in paragraph 2.1 (collectively, “Liabilities”). On or as soon as practicable prior to the Closing Date, the Acquired Fund will declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed all of the sum of its investment company taxable income (computed without regard to any deduction for dividends paid) plus realized net capital gain, if any, required by the Code to be distributed by the Closing Date.

1.4  Immediately after the transfer of Assets provided for in paragraph 1.1, the Acquired Fund will: (i) distribute pro rata to shareholders of record determined as of immediately after the close of business on the Closing Date (“Acquired Fund Shareholders”), the Acquiring Fund Shares received by the Acquired Fund pursuant to paragraph 1.1 hereto; (ii) distribute cash, as provided in paragraph 1.1. hereto; and (iii) completely liquidate as soon as practicable thereafter. The distribution of Acquiring Fund Shares will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders representing the respective pro rata number of Acquiring Fund Shares due to Acquired Fund Shareholders. All issued and outstanding shares of the Acquired Fund will simultaneously be redeemed and canceled on the books of the Acquired Fund, although interests in shares of the Acquired Fund will represent a number of Acquiring Fund Shares after the Closing Date, as determined in accordance with paragraph 2.3. The Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares in connection with such exchange. For the avoidance of doubt, the Acquiring Fund shall not issue fractional shares, and Acquired Fund shareholders may receive cash in connection with the Reorganization in lieu of fractional Acquiring Fund Shares.

1.5  Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s Transfer Agent, as defined in paragraph 3.3. Shares of the Acquiring Fund will be issued in the manner described in the Acquiring Fund’s current prospectus and statement of additional information.

1.6  Any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the U.S. Securities and Exchange Commission (“SEC”), the U.S. Commodity Futures Trading Commission, any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date.

1.7  GSFT, on behalf of the Acquired Fund, will transfer to the Acquiring Fund any payments or other assets attributable to the Acquired Fund received by GSFT on or after the Closing Date.

2.	Valuation

2.1  The value of the Assets shall be the value of such Assets computed as of immediately after the close of business of the New York Stock Exchange and after the declaration of any dividends on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures set forth in the Acquired Fund’s then-current prospectus and statement of additional information, each as may be supplemented, and valuation procedures established by GSFT’s Board.

2.2  The net asset value of an Acquiring Fund Share shall be the net asset value per share computed as of the Valuation Date, using the valuation procedures set forth in the Acquiring Fund’s then-current prospectus and statement of additional information, each as may be supplemented, and valuation procedures established by GFT’s Board.

2.3  The number of the Acquiring Fund Shares to be issued in exchange for the Assets shall be determined by dividing the value of the assets of the Acquired Fund determined using the same valuation procedures referred to in paragraph 2.1, except for assets having a value equal to the sum of the values in (i)(a)-(b) of paragraph 1.1 hereof, by the net asset value of an Acquiring Fund Share, determined in accordance with paragraph 2.2. For the avoidance of doubt, the Acquiring Fund shall not issue fractional shares, and Acquired Fund shareholders may receive cash in connection with the Reorganization in lieu of fractional Acquiring Fund Shares.

2.4  All computations of value shall be made by The Bank of New York Mellon, in its capacity as administrative agent for the Acquired Fund and the Acquiring Fund, and shall be subject to confirmation by each Fund’s record keeping agent and by each Fund’s independent accountants.

3.	Closing and Closing Date

3.1  The Closing Date shall be on or about April 30, 2026 or such other date as the parties may agree. All acts taking place at the closing of the transactions provided for in this Plan (“Closing”) shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m. Eastern time. The Closing shall be held at the offices of Guggenheim Investments or at such other time and/or place as the parties may agree.

3.2  GSFT shall direct The Bank of New York Mellon, in its capacity as custodian for the Acquired Fund (“Custodian”), to deliver at the Closing a certificate of an authorized officer stating that the Assets shall have been delivered in proper form or equivalent information to the Acquiring Fund within two business days prior to or on the Closing Date. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by the Custodian to those persons at the Custodian who have primary responsibility for the safekeeping of the assets of the Acquiring Fund, which Custodian also serves as the custodian for the Acquiring Fund. The Custodian shall deliver to those persons at the Custodian who have primary responsibility for the safekeeping of the assets of the Acquiring Fund as of the Closing Date by book entry, in accordance with the customary practices of the Custodian and of each securities depository, as defined in Rule 17f-4 under the Investment Company Act of 1940, as amended (“1940 Act”), or other custodian as authorized under the 1940 Act, in which the Assets are deposited, the Assets deposited with such depositories or other custodian. The cash to be transferred by the Acquired Fund shall be delivered by wire transfer of federal funds on the Closing Date or such other means as agreed by the parties.

3.3  GSFT shall direct The Bank of New York Mellon, in its capacity as transfer agent for the Acquired Fund (“Transfer Agent”), to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver to the Secretary of the Acquired Fund prior to the Closing Date a confirmation evidencing that the appropriate number of Acquiring Fund Shares will be credited to the Acquired Fund on the Closing Date, or provide other evidence satisfactory to the Acquired Fund as of the Closing Date that such Acquiring Fund Shares have been credited to the Acquired Fund’s accounts on the books of the Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.

3.4  In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each, an “Exchange”) shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the Boards, accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such date as otherwise agreed by the parties.

3.5  Prior to the Closing, with respect to the Acquiring Fund, GFT shall have authorized the issuance of and shall have issued an Acquiring Fund Share to Guggenheim Investments or its affiliate in consideration of the payment of the offering price of such Acquiring Fund Share, as determined by an officer of GFT, for the purpose of enabling Guggenheim Investments or its affiliate (a) to vote to approve (i) the investment management agreement and any investment subadvisory agreement applicable to the Acquiring Fund, (ii) approve any plan of distribution adopted by the Acquiring Fund pursuant to Rule 12b-1 under the 1940 Act, and (iii) to the extent that the Acquired Fund’s Shareholders have previously authorized the Acquired Fund to operate in accordance with the terms and conditions of the “manager of managers” exemptive order received from the SEC, approve the operation of the Acquiring Fund in accordance with the terms and conditions of the “manager of managers” exemptive order received from the SEC; and (b) take such other steps related to the inception of operations of the Acquiring Fund as deemed necessary or appropriate by the GFT Board. At or prior to the effective time of the Closing, the Acquiring Fund Share issued pursuant to this paragraph 3.5 shall be redeemed by the Acquiring Fund at the offering price of an Acquiring Fund Share.

4.	Representations and Warranties

4.1  Except as has been fully disclosed to the Acquiring Fund in a written instrument executed by an officer of GSFT, GSFT, on behalf of the Acquired Fund, represents and warrants to the Acquiring Fund, as follows:

(a)  The Acquired Fund is duly organized as a series of GSFT, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, with power under GSFT’s Amended and Restated Declaration of Trust and Amended and Restated By-Laws, as amended from time to time, to own all of its Assets and to carry on its business as it is now being conducted;

(b)  GSFT is a registered open-end, management investment company and its registration with the SEC as an investment company under the 1940 Act is in full force and effect;

(c)  No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as are required and have been obtained under the Securities Act of 1933, as amended (“1933 Act”), the Securities Exchange Act of 1934, as amended (“1934 Act”), and the 1940 Act, and such as may be required by state securities laws;

(d)  The current prospectus and statement of additional information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Plan conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1940 Act and the rules and regulations of the SEC thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e)  On the Closing Date, GSFT, on behalf of the Acquired Fund, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, GFT, on behalf of the Acquiring Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, other than as disclosed to the Acquiring Fund;

(f)  GSFT is not engaged currently, and the execution, delivery and performance of this Plan will not result, in (i) a material violation of GSFT’s Amended and Restated Declaration of Trust or Amended and Restated By-Laws, as amended from time to time, or of any agreement, indenture, instrument, contract, lease or other undertaking to which GSFT, on behalf of the Acquired Fund, is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which GSFT, on behalf of the Acquired Fund, is a party or by which it is bound;

(g)  All material contracts or other commitments of the Acquired Fund (other than this Plan and certain investment contracts, including options, futures, swaps and forward contracts) will terminate without liability to the Acquired Fund on or prior to the Closing Date;

(h)  Except as otherwise disclosed in writing to and accepted by GFT, on behalf of the Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquired Fund’s knowledge, threatened against GSFT, on behalf of the Acquired Fund, or any of its properties or assets that, if adversely determined, would materially and adversely affect the Acquired Fund’s financial condition or the conduct of its business. GSFT, on behalf of the Acquired Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquired Fund’s business or its ability to consummate the transactions herein contemplated;

(i)  The most recent annual Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Acquired Fund have been audited by Ernst & Young LLP, independent accountants, and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP (copies of which have been furnished to the Acquiring Fund along with copies of the most recent semi-annual, unaudited Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Acquired Fund, which also present fairly, in all material respects, the financial condition of the Acquired Fund as of such date), and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

(j)  Since that date, there has not been any known material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund. For the purposes of this subparagraph (j), a decline in net asset value per share of Acquired Fund shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or the redemption of Acquired Fund shares by shareholders of the Acquired Fund shall not constitute a material adverse change;

(k)  On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquired Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

(l)  For each taxable year of its operation (including the portion of the taxable year through the Closing Date), the Acquired Fund has met (or will meet) the requirements of Subchapter M of the Code for qualification as a regulated investment company, has been (or will be) eligible to and has computed (or will compute) its federal income tax under Section 852 of the Code and will have distributed all of its investment company taxable income and net capital gain (as defined in the Code) that has accrued through the Closing Date, and before the Closing Date will have declared and paid dividends sufficient to distribute all of its investment company taxable income and net capital gains required to be distributed by the Closing Date;

(m)  All issued and outstanding shares of the Acquired Fund are, and on the Closing Date will be, validly issued, fully paid and non-assessable beneficial interests in the Acquired Fund and have been offered for sale in accordance with GFST’s prospectus in a manner that did not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. All of the issued and outstanding shares of the Acquired Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in paragraph 3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Fund, nor is there outstanding any security convertible into any of the Acquired Fund’s shares;

(n)  The execution, delivery and performance of this Plan will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the Board of GSFT, on behalf of the Acquired Fund, and, subject to the approval of the shareholders of the Acquired Fund, and this Plan will constitute a valid and binding obligation of GSFT, on behalf of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles; and

(o)  The information to be furnished by the Acquired Fund for use in registration statements and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

4.2  Except as has been fully disclosed to the Acquired Fund in a written instrument executed by an officer of GFT, GFT, on behalf of the Acquiring Fund, represents and warrants to the Acquired Fund, as follows:

(a)  The Acquiring Fund is duly organized as a series of GFT, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware, with power under GFT’s Amended and Restated Declaration of Trust and Amended and Restated By-Laws, as amended from time to time, to own all of its properties and assets and to carry on its business as it is now being conducted;

(b)  GFT is a registered open-end, management investment company and its registration with the SEC as an investment company under the 1940 Act is in full force and effect and the registration of the Acquiring Fund Shares under the 1933 Act will, as soon as reasonably practicable following the Closing Date, be in full force and effect;

(c)  No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as are required and have been obtained under the 1933 Act, the 1934 Act, and the 1940 Act and such as may be required by state securities laws;

(d)  The current prospectus and statement of additional information of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used at any time prior to the date of this Plan conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e)  On the Closing Date, GFT, on behalf of the Acquiring Fund, will have good and marketable title to the Acquiring Fund’s assets, if any, free of any liens or other encumbrances, except those liens or encumbrances as to which the Acquired Fund has received notice and necessary documentation at or prior to the Closing;

(f)  GFT is not engaged currently, and the execution, delivery and performance of this Plan will not result, in (i) a material violation of GFT’s Amended and Restated Declaration of Trust or Amended and Restated By-Laws, as amended from time to time, or of any agreement, indenture, instrument, contract, lease or other undertaking to which GFT, on behalf of the Acquiring Fund, is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which GFT, on behalf of the Acquiring Fund, is a party or by which it is bound;

(g)  Except as otherwise disclosed in writing to and accepted by GSFT, on behalf of the Acquired Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquiring Fund’s knowledge, threatened against GFT, on behalf of the Acquiring Fund, or any of its properties or assets that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. GFT, on behalf of the Acquiring Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions herein contemplated;

(h)  Prior to the Closing Date, the Acquiring Fund will have carried on no business activity and will have had no assets or liabilities other than the payment received from Guggenheim Investments with respect to the initial Acquiring Fund Shares issued to Guggenheim Investments pursuant to paragraph 3.5 above;

(i)  The Acquiring Fund intends to meet the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company and shall not take any actions inconsistent with so qualifying as a regulated investment company for its current taxable year that includes the date of the Closing Date;

(j)  All issued and outstanding Acquiring Fund Shares are, and on the Closing Date will be, validly issued, fully paid and non-assessable beneficial interests in the Acquiring Fund and, following the Closing Date, will be offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares;

(k)  The execution, delivery and performance of this Plan will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the Board of GFT, on behalf of the Acquiring Fund, and this Agreement will constitute a valid and binding obligation of GFT, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;

(l)  The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Plan, will on the Closing Date have been duly authorized for issuance and, when issued and delivered, will be validly issued, fully paid and non-assessable beneficial interests in the Acquiring Fund; and

(m)  The information to be furnished by the Acquiring Fund for use in registration statements and other documents that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

5.	Covenants of the Acquiring Fund and the Acquired Fund

5.1  The Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

5.2  GSFT will take all action necessary to obtain Acquired Fund shareholder approval of the transactions contemplated herein.

5.3  The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Plan.

5.4  The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund’s shares.

5.5  Subject to the provisions of this Plan, the Acquiring Fund and the Acquired Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Plan.

5.6  The parties shall cooperate in preparing, and GFT shall file with the SEC, a registration statement on Form N-14 (the “N-14 Registration Statement”) in compliance with the 1933 Act, the 1934 Act, and the 1940 Act, as applicable, in connection with the meeting of the shareholders of the Acquired Fund to consider approval of this Plan and the transactions contemplated herein.

5.7  As soon as is reasonably practicable after the Closing, the Acquired Fund will make a liquidating distribution to its shareholders consisting of Acquiring Fund Shares received at the Closing.

5.8  The Acquiring Fund and the Acquired Fund shall each use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Plan as promptly as practicable.

5.9  GSFT, on behalf of the Acquired Fund, covenants that it will, from time to time, as and when reasonably requested by the Acquiring Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as GFT, on behalf of the Acquiring Fund, may reasonably deem necessary or desirable in order to vest in and confirm (a) GSFT’s title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) GFT’s title to and possession of all the Assets, and otherwise to carry out the intent and purpose of this Plan.

5.10  The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky, tax or securities laws as may be necessary in order to continue its operations after the Closing Date.

5.11  The intention of the parties is that the transaction contemplated by this Plan will qualify as a reorganization within the meaning of Section 368(a) of the Code. None of GFT, GSFT, the Acquired Fund or the Acquiring Fund shall take any action or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or may result in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. At or prior to the Closing Date, GFT, GSFT, the Acquired Fund and the Acquiring Fund shall take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to GFT and GSFT to render the tax opinion required herein (including without limitation, each party’s execution of representations reasonably requested by and addressed to counsel).

6.	Conditions Precedent to Obligations of the Acquired Fund

The obligations of GSFT, on behalf of the Acquired Fund, to consummate the transactions provided for herein shall be subject, at GSFT’s election, to the performance by GFT, on behalf of the Acquiring Fund, of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following further conditions:

6.1  All representations and warranties of GFT, on behalf of the Acquiring Fund, contained in this Plan shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Plan, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

6.2  GFT, on behalf of the Acquiring Fund, shall have delivered to the Acquired Fund a certificate executed in the name of the Acquiring Fund by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to GSFT, and dated as of the Closing Date, to the effect that the representations and warranties of GFT, on behalf of the Acquiring Fund, made in this Plan are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Plan, and as to such other matters as GSFT shall reasonably request;

6.3  GFT, on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Plan to be performed or complied with by GFT, on behalf of the Acquiring Fund, on or before the Closing Date; and

6.4  The Acquired Fund and the Acquiring Fund shall have agreed on the number of Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1.

7.	Conditions Precedent to Obligations of the Acquiring Fund

The obligations of GFT, on behalf of the Acquiring Fund, to complete the transactions provided for herein shall be subject, at GFT’s election, to the performance by GSFT, on behalf of the Acquired Fund, of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following further conditions:

7.1  All representations and warranties of GSFT, on behalf of the Acquired Fund, contained in this Plan shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Plan, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

7.2  GSFT shall have delivered to the Acquiring Fund a statement of the Acquired Fund’s Assets and Liabilities, as of the Closing Date, certified by the Treasurer of GSFT;

7.3  GSFT, on behalf of the Acquired Fund, shall have delivered to the Acquiring Fund a certificate executed in the name of the Acquired Fund by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to GFT and dated as of the Closing Date, to the effect that the representations and warranties of GSFT, on behalf of the Acquired Fund, made in this Plan are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Plan, and as to such other matters as GFT shall reasonably request;

7.4  GSFT, on behalf of the Acquired Fund, shall have performed all of the covenants and complied with all of the provisions required by this Plan to be performed or complied with by GSFT, on behalf of the Acquired Fund, on or before the Closing Date;

7.5  The Acquired Fund and the Acquiring Fund shall have agreed on the number of Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1; and

7.6  The Acquired Fund shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders all of its investment company taxable income and all of its net realized capital gains, if any, required to have been distributed by the Closing Date, including any undistributed investment company taxable income and net realized capital gains from any prior period to the extent not otherwise already distributed.

8.	Further Conditions Precedent to Obligations of the Acquiring Fund and the Acquired Fund

If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to GSFT, on behalf of the Acquired Fund, or GFT, on behalf of the Acquiring Fund, the other party to this Plan shall, at its option, not be required to consummate the transactions contemplated by this Plan:

8.1  The Plan and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the Acquired Fund in accordance with the provisions of GSFT’s Amended and Restated Declaration of Trust and Amended and Restated By-Laws, applicable Delaware law and the 1940 Act (as applicable), and certified copies of the resolutions evidencing such approval shall have been delivered to the Acquiring Fund. Notwithstanding anything herein to the contrary, GSFT and GFT, on behalf of either the Acquired Fund or the Acquiring Fund, respectively, may not waive the conditions set forth in this paragraph 8.1;

8.2  On the Closing Date no action, suit or other proceeding shall be pending or, to GFT’s or GSFT’s knowledge, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Plan or the transactions contemplated herein;

8.3  All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state blue sky and securities authorities, including “no-action” positions of and exemptive orders from such federal and state authorities) deemed necessary by GFT and GSFT to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions;

8.4  The N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5  The registration statement of GSFT with respect to the Acquired Fund shall have been amended to reflect the Reorganization to the extent deemed necessary by an officer of GSFT.

8.6  The parties shall have received an opinion of Dechert LLP, counsel to the Acquired Fund and the Acquiring Fund, dated as of the Closing Date satisfactory to both parties substantially to the effect that, based on certain facts, assumptions and representations of the parties and the existing provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rules, and court decisions, for U.S. federal income tax purposes:

(a)  The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)  Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the assumption of the Stated Liabilities of the Acquired Fund and issuance of Acquiring Fund Shares;

(c)  Under Sections 361 and 357(a) of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of the assets of the Acquired Fund to the Acquiring Fund solely in exchange for the assumption by the Acquiring Fund of the Acquired Fund’s Stated Liabilities and the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of Acquiring Fund Shares and cash in lieu of fractional Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their Acquired Fund shares;

(d)  Under Section 354 of the Code, no gain or loss will be recognized by any Acquired Fund Shareholder upon the exchange of its Acquired Fund shares for Acquiring Fund Shares (except with respect to cash received in lieu of fractional Acquiring Fund Shares);

(e)  Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such Acquired Fund Shareholder immediately prior to the Reorganization (reduced by any amount of tax basis allocable to fractional Acquiring Fund Shares for which cash is received). Under Section 1223(1) of the Code, the holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder, provided the Acquired Fund shares are held as capital assets at the time of the Reorganization;

(f)  Under Section 362(b) of the Code, the tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization. Under Section 1223(2) of the Code, the holding periods of the assets of the Acquired Fund in the hands of the Acquired Fund will include the respective periods during which those assets were held by the Selling Trust on behalf of the Acquired Fund (except to the extent that the investment activities of the Acquiring Fund reduce or eliminate such holding period and except for any assets on which gain is recognized on the transfer to the Acquiring Fund); and

(g)  The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder, if applicable.

Such opinion shall be based on customary assumptions and such representations as Dechert LLP may reasonably request, and each of GFT, the Acquiring Fund, GFST and the Acquired Fund shall cooperate to make and certify the accuracy of such representations. Notwithstanding anything herein to the contrary, neither GFT, the Acquiring Fund, GSFT nor the Acquired Fund may waive the condition set forth in this paragraph 8.6.

9.	Indemnification

9.1  GFT, out of the Acquiring Fund’s assets and property, agrees to indemnify and hold harmless the Acquired Fund from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Plan.

9.2  GSFT, out of the Acquired Fund’s assets and property, agrees to indemnify and hold harmless the Acquiring Fund from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Plan.

10.	Brokerage Fees and Expenses

10.1  The Acquiring Fund and the Acquired Fund represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein, other than any brokerage fees and expenses incurred in connection with the Reorganization.

10.2  The expenses relating to the proposed Reorganization will be borne by Guggenheim Partners Investment Management, LLC. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, if any, preparing, printing and distributing the N-14 Registration Statement, proxy solicitation, expenses of holding shareholders’ meetings, legal fees, accounting fees, and securities registration fees. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code.

11.	Entire Agreement; Survival of Warranties

11.1  The parties agree that they have not made any representation, warranty or covenant, on behalf of either the Acquiring Fund or the Acquired Fund, respectively, not set forth herein and that this Plan constitutes the entire agreement between the parties.

11.2  The representations, warranties and covenants contained in this Plan or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing and the obligations of the Acquired Fund and Acquiring Fund in Sections 9.1 and 9.2 shall survive the Closing.

12.	Termination

This Plan may be terminated and the transactions contemplated hereby may be abandoned by resolution of the Boards, on behalf of either the Acquiring Fund or the Acquired Fund, respectively, at any time prior to the Closing Date, if circumstances should develop that, in the opinion of the Boards, make proceeding with the Plan with respect to such Acquiring Fund or Acquired Fund inadvisable.

13.	Amendments

This Plan may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of GFT and GSFT, on behalf of either the Acquiring Fund or the Acquired Fund, respectively; provided, however, that following approval of the Plan by shareholders of the Acquired Fund, pursuant to paragraph 5.2 of this Plan, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Plan to the detriment of such shareholders without their further approval.

14.	Notices

Any notice, report, statement or demand required or permitted by any provisions of this Plan shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) personal service or prepaid or certified mail addressed to Guggenheim Investments (Attention: Legal) at 227 West Monroe Street, Chicago, IL 60606.

15.	Headings; Governing Law; Assignment; Limitation of Liability

15.1  The Article and paragraph headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

15.2  This Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

15.3  This Plan shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Plan. Except as expressly provided otherwise in this Plan, the parties hereto will bear the expenses relating to the Reorganization as set forth in Section 10.2 or as mutually agreed upon.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed as of the 12th day of June, 2026.

GUGGENHEIM FUNDS TRUST On behalf of the Acquiring Fund: Guggenheim Ultra Short Income ETF	GUGGENHEIM STRATEGY FUNDS TRUST On behalf of the Acquired Fund: Guggenheim Strategy Fund II

By: /s/ Brian E. Binder Name: Brian E. Binder Title: President and Chief Executive Officer	By: /s/ Brian E. Binder Name: Brian E. Binder Title: President and Chief Executive Officer

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC Solely for purposes of Section 10.2

By: /s/ Amy J. Lee Name: Amy J. Lee Title: Attorney-in-Fact